Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.

FEDERATED REPORTS THIRD QUARTER EARNINGS OF 3 CENTS

PER DILUTED SHARE FROM CONTINUING OPERATIONS

Diluted EPS from continuing operations, excluding merger integration costs and inventory valuation adjustments, is 20 cents, the high end of the company's guidance

CINCINNATI, Ohio, November 8, 2006 - Federated Department Stores, Inc. today reported earnings of 3 cents per diluted share from continuing operations for the third quarter of 2006, ended Oct. 28, 2006. This compares with diluted earnings per share from continuing operations of 87 cents for the same 13-week period last year.

Excluding May Company merger integration costs and related inventory valuation adjustments of $145 million ($90 million after tax or 17 cents per diluted share), third quarter diluted earnings per share from continuing operations were 20 cents. This is at the high end of the company's prior guidance for earnings of 15 cents to 20 cents per share excluding merger integration costs and related inventory valuation adjustments.

Included in the 2005 third quarter earnings per share from continuing operations was a one-time pretax gain of $480 million ($384 million after tax, or 79 cents per share) on the sale of credit card receivables to Citigroup, as well as merger integration costs of $63 million ($39 million after tax, or 8 cents per diluted share). Excluding these items, earnings per diluted share from continuing operations were 16 cents for the third quarter of 2005. The 16 cents in last year's third quarter included a gain of approximately $10 million, or 1.5 cents per diluted share, related to Federated's portion of an antitrust litigation settlement.

For the first three quarters of 2006, Federated reported diluted earnings from continuing operations of 41 cents per share, compared with $1.76 per share in the same period of 2005. Excluding May Company merger integration costs and related inventory valuation adjustments of $451 million ($282 million after tax or 50 cents per diluted share) and the gains on the sale of credit card receivables of $191 million ($119 million after tax or 21 cents per diluted share), diluted earnings per share from continuing operations were 70 cents in the first three quarters of 2006.

This compares with diluted earnings per share from continuing operations of 89 cents in the same period last year, excluding merger integration costs of $63 million ($39 million after tax or 10 cents per diluted share) and gain on the sale of credit card receivables of $480 million ($384 million after tax or 97 cents per diluted share).

Terry J. Lundgren, Federated's chairman, president and chief executive officer, said, "Our third quarter earnings performance was at the high end of our expectations. On a year-to-date basis, we're ahead of our guidance. We continue to view 2006 as a transition year that has included a tremendous amount of change for our organization, notably a transition of more than 400 stores to the Macy's nameplate. With a new brand structure now fully in place, we look forward to a successful holiday selling season and to continued improvement in financial results in 2007."

Federated's sales and earnings for the third quarter and 2006 year-to-date include results of The May Department Stores Company, which was acquired Aug. 30, 2005. For 2005, former May Company locations are included only for periods after Aug. 30. Sales and earnings from the company's Lord & Taylor division, which Federated sold in October 2006, and Bridal Group division, which the company is divesting, are treated as discontinued operations.

Sales

Sales in the third quarter totaled $5.886 billion, an increase of 6 percent compared to sales of $5.555 billion in the same period last year. On a same-store basis, Federated's third quarter sales were up 5.9 percent. The company's prior third quarter guidance was for total sales of between $5.9 billion and $6.1 billion, and for a same-store sales increase of between 3 percent and 5 percent.

For the year to date, Federated's sales totaled $17.811 billion, up 39 percent from total sales of $12.819 billion in the first 39 weeks of 2005. On a same-store basis, Federated's year-to-date sales were up 3.5 percent.

The company opened four new department stores in the third quarter of 2006 - Macy's in Philadelphia, Denver and Chula Vista, CA, and a Bloomingdale's in San Francisco. Aside from duplicate locations being divested, no stores were closed.

Operating Income

Federated's operating income totaled $134 million or 2.3 percent of sales for the quarter ended Oct. 28, 2006, compared to operating income of $687 million or 12.4 percent of sales for the same period last year. Federated's third quarter 2006 operating income included $145 million in May Company integration costs and related inventory valuation adjustments. Federated's third quarter 2005 operating income included $63 million in May Company integration costs, as well as a gain of $480 million on the sale of credit card receivables.

Excluding merger integration costs and related inventory valuation adjustments, operating income for the third quarter of 2006 was $279 million or 4.7 percent of sales. In the third quarter of 2005, operating income excluding merger integration costs and gain on the sale of credit card receivables was $270 million or 4.9 percent of sales.

For the first 39 weeks of 2006, Federated's operating income totaled $576 million or 3.2 percent of sales, compared to operating income of $1.230 billion or 9.6 percent of sales for the same period last year. Federated's year-to-date 2006 operating income includes $451 million in May Company integration costs and related inventory valuation adjustments, as well as gains of $191 million on the sale of credit card receivables. Federated's year-to-date 2005 operating income included $63 million in May Company integration costs, as well as a gain of $480 million on the sale of credit card receivables.

Excluding merger integration costs and related inventory valuation adjustments, as well as gains on the sale of credit card receivables, year-to-date operating income in 2006 was $836 million or 4.7 percent of sales. For the first three quarters of 2005, operating income excluding merger integration costs and gain on the sale of credit card receivables was $813 million or 6.3 percent of sales.

Cash Flow

Federated generated $1.971 billion in cash from continuing operating activities in the first 39 weeks of 2006, compared to $2.316 billion in the same period last year. Cash generated by continuing investing activities was $865 million in the first 39 weeks of this year, compared with $4.446 billion used in the same period last year (primarily for the acquisition of May Company), resulting in cash flow from continuing operating activities before continuing financing activities of $2.836 billion generated year-to-date in 2006 and $2.130 billion used in the same period last year. In addition, the company generated $32 million in net cash from discontinued operations year-to-date in 2006.

A series of major transactions contributed to cash flow in the first three quarters of 2006. Cash generated from continuing operating activities includes $1.860 billion in proceeds from the sale of May Company credit card receivables. Cash from continuing investing activities includes $1.047 billion in proceeds from the sale of Lord & Taylor and Federated's purchase of $1.141 billion in credit card receivables from General Electric Capital Corporation, which then were sold to Citigroup for $1.323 billion (for a net increase of $182 million), as well as $494 million from the disposal of property and equipment, primarily from the sale of approximately 61 duplicate store locations.

Additional transactions will contribute to cash flow in the fourth quarter of 2006. These are expected to include the sale of at least two additional duplicate stores being divested.

Proceeds from transactions to date in 2006 have been used to pay down short-term borrowings associated with the May Company acquisition and to repurchase shares. The company used approximately $1.1 billion of excess cash to repurchase approximately 28 million shares of Federated common stock in the first three quarters of 2006.

At the end of the third quarter, the company had remaining authorization to purchase up to approximately $1.6 billion of common stock.

Looking Ahead

The company's guidance for the fourth quarter is unchanged. Federated continues to anticipate same-store sales for the fourth quarter to increase by 3 percent to 5 percent over last year. Total fourth quarter sales are expected in the range of $9.1 billion to $9.4 billion. Guidance for diluted earnings per share, excluding merger integration costs and related inventory valuation adjustments, is $1.40 to $1.50 for the fourth quarter.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be about $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission..

(NOTE: Additional information on Federated is available on the Internet at www.fds.com/pressroom. A webcast of Federated's third quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday, Nov. 8. Pre-registration is requested. Those unable to access the webcast at www.fds.com may call 1-800-946-0782 and use the passcode 9007436 to listen to the audio in real time. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.

Contacts:
       Media - Jim Sluzewski
          513/579-7764
       Investor - Susan Robinson
          513/579-7780

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended
	October 28, 2006		October 29, 2005
	$	% to Net sales	$	% to Net sales

Net sales	$ 5,886		$ 5,555

Cost of sales - recurring (Note 2)	3,513	59.7%	3,312	59.6%

Gross margin - recurring	2,373	40.3%	2,243	40.4%

Inventory valuation adjustments - May integration (Note 3)	(28)	(0.5%)	-	-%

Gross margin	2,345	39.8%	2,243	40.4%

Selling, general and administrative expenses	(2,094)	(35.6%)	(1,973)	(35.5%)

May integration costs (Note 4)	(117)	(1.9%)	(63)	(1.1%)

Gain on sale of accounts receivable (Note 5)	-	-%	480	8.6%

Operating income	134	2.3%	687	12.4%

Interest expense - net	(104)		(145)

Income from continuing operations before income taxes	30		542

Federal, state and local income tax expense	(10)		(118)

Income from continuing operations	20		424

Discontinued operations, net of income taxes (Note 6)	(23)		12

Net income (loss)	$ (3)		$ 436

Basic earnings (loss) per share:
Income from continuing operations	$ .03		$ .88
Income (loss) from discontinued operations	(.04)		.03
Net income (loss)	$ (.01)		$ .91

Diluted earnings (loss) per share (Note 7):
Income from continuing operations	$ .03		$ .87
Income (loss) from discontinued operations	(.04)		.03
Net income (loss)	$ (.01)		$ .90

Average common shares:
Basic	541.7		478.5
Diluted	549.9		486.9

Depreciation and amortization expense	$ 315		$ 283

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

 Notes:

1.     Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended October 28, 2006 and October 29, 2005 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. The May Department Stores Company ("May") was acquired August 30, 2005. The results of operations of May have been included in Federated's results of operations from the date of acquisition. Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period. Share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed after the close of trading on June 9, 2006 to shareholders of record on May 26, 2006.

2.     Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended October 28, 2006 or October 29, 2005.

3.     Represents inventory valuation adjustments associated with the combination and integration of Federated and May merchandise assortments.

4.     Represents costs and expenses associated with the integration and consolidation of May's operations into Federated's operations, primarily related to the closing of duplicate store locations.

5.     Represents the gain recognized on the sale of the Company's proprietary and non-proprietary credit card accounts and related receivables. For the 13 weeks ending October 29, 2005, the after-tax net gain amounted to $.79 per diluted share.

6.     Represents the results of operations of the acquired businesses of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston. The sale of the Lord & Taylor division was completed on October 3, 2006. For the 13 weeks ended October 28, 2006, discontinued operations also includes the loss on disposal of the Lord & Taylor division of $63 million on a pre-tax basis, or $38 million after income taxes, or $.07 per diluted share. The loss on disposal reflects a reduction to the fair value of the assets sold based on the actual purchase agreement.

7.    For the 13 weeks ended October 28, 2006, May integration costs and related inventory valuation adjustments (See Notes 3 and 4) amounted to $.17 per diluted share. For the 13 weeks ended October 29, 2005, May integration costs (See note 4) amounted to $.08 per diluted share.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	39 Weeks Ended
	October 28, 2006		October 29, 2005
	$	% to Net sales	$	% to Net sales

Net sales	$ 17,811		$12,819

Cost of sales - recurring (Note 2)	10,610	59.6%	7,614	59.4%

Gross margin - recurring	7,201	40.4%	5,205	40.6%

Inventory valuation adjustments - May integration (Note 3)	(168)	(0.9%)	-	-%

Gross margin	7,033	39.5%	5,205	40.6%

Selling, general and administrative expenses	(6,365)	(35.8%)	(4,392)	(34.3%)

May integration costs (Note 4)	(283)	(1.6%)	(63)	(0.5%)

Gains on the sale of accounts receivable (Note 5)	191	1.1%	480	3.8%

Operating income	576	3.2%	1,230	9.6%

Interest expense - net (Note 6)	(341)		(253)

Income from continuing operations before income taxes	235		977

Federal, state and local income tax expense (Note 7)	(7)		(282)

Income from continuing operations	228		695

Discontinued operations, net of income taxes (Note 8)	34		12

Net income	$ 262		$ 707

Basic earnings per share:
Income from continuing operations	$ .42		$ 1.80
Income from discontinued operations	.06		.03
Net income	$ .48		$ 1.83

Diluted earnings per share (Note 9):
Income from continuing operations	$ .41		$ 1.76
Income from discontinued operations	.06		.03
Net income	$ .47		$ 1.79

Average common shares:
Basic	548.0		386.2
Diluted	555.7		394.6

Depreciation and amortization expense	$ 945		$ 639

FEDERATED DEPARTMENT STORES, INC.
Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

1.     Because of the seasonal nature of the retail business, the results of operations for the 39 weeks ended October 28, 2006 and October 29, 2005 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. The May Department Stores Company ("May") was acquired August 30, 2005. The results of operations of May have been included in Federated's results of operations from the date of acquisition. Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period. Share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed after the close of trading on June 9, 2006 to shareholders of record on May 26, 2006.

2.     Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 39 weeks ended October 28, 2006 or October 29, 2005.

3.     Represents inventory valuation adjustments associated with the combination and integration of Federated and May merchandise assortments.

4.     Represents costs and expenses associated with the integration and consolidation of May's operations into Federated's operations, primarily related to the closing of duplicate store locations. The May integration costs for the 39 weeks ended October 28, 2006 were partially offset by gains from the sale of Federated locations.

5.    Represents the gain recognized on the sale of the Company's proprietary and non-proprietary credit card accounts and related receivables. For the 39 weeks ended October 28, 2006, the after-tax net gain amounted to $.21 per diluted share. For the 39 weeks ended October 29, 2005, the after-tax net gain amounted to $.97 per diluted share.

6.   Interest expense for the 39 weeks ended October 28, 2006 includes approximately $17 million of interest income related to the settlement of various tax examinations (See Note 7).

7.    Income tax expense for the 39 weeks ended October 28, 2006 reflects approximately $80 million of tax benefits related to the settlement of various tax examinations, primarily attributable to losses related to the disposition of a former subsidiary.

8.     Represents the acquired operations of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston. The sale of the Lord & Taylor division was completed on October 3, 2006. For the 39 weeks ended October 28, 2006, discontinued operations also includes the loss on disposal of the Lord & Taylor division of $63 million on a pre-tax basis, or $38 million after income taxes, or $.07 per diluted share. The loss on disposal reflects a reduction to the fair value of the assets sold based on the actual purchase agreement.

9.     For the 39 weeks ended October 28, 2006 and October 29, 2005, May integration costs and related inventory valuation adjustments (See Notes 3 and 4) amounted to $.50 and $.10 per diluted share, respectively.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	October 28,	January 28,	October 29,
	2006	2006	2005
ASSETS:
Current Assets:
Cash and cash equivalents	$ 771	$ 248	$ 269
Accounts receivable	488	2,522	2,242
Merchandise inventories	7,032	5,459	7,407
Supplies and prepaid expenses	268	203	207
Assets of discontinued operations	962	1,713	1,823
Total Current Assets	9,521	10,145	11,948

Property and Equipment - net	11,329	12,034	11,898
Goodwill	9,192	9,520	9,540
Other Intangible Assets - net	893	1,080	493
Other Assets	710	389	761

Total Assets	$ 31,645	$ 33,168	$ 34,640

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 657	$ 1,323	$ 2,738
Accounts payable and accrued liabilities	6,381	5,246	6,144
Income taxes	409	454	81
Deferred income taxes	64	103	267
Liabilities of discontinued operations	240	464	507
Total Current Liabilities	7,751	7,590	9,737

Long-Term Debt	7,953	8,860	8,868
Deferred Income Taxes	1,827	1,704	1,581
Other Liabilities	1,040	1,495	1,468
Shareholders' Equity	13,074	13,519	12,986

Total Liabilities and Shareholders' Equity	$ 31,645	$ 33,168	$ 34,640

Note: Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	39 Weeks Ended October 28, 2006	39 Weeks Ended October 29, 2005
Cash flows from continuing operating activities:
Net income	$ 262	$ 707
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Income from discontinued operations	(34)	(12)
Gains on the sale of accounts receivable	(191)	(480)
Stock-based compensation	73	7
May integration costs	451	63
Depreciation and amortization	945	639
Amortization of financing costs and premium on acquired debt	(48)	(7)
Changes in assets and liabilities:
Proceeds from the sale of proprietary accounts receivable	1,860	2,195
Decrease in proprietary and other accounts receivable not separately identified	235	153
Increase in merchandise inventories	(1,757)	(1,389)
(Increase) decrease in supplies and prepaid expenses	(58)	119
Decrease in other assets not separately identified	18	24
Increase in accounts payable and accrued liabilities not separately identified	560	661
Decrease in current income taxes	(305)	(263)
Decrease in deferred income taxes	(36)	(34)
Decrease in other liabilities not separately identified	(4)	(67)
Net cash provided by continuing operating activities	1,971	2,316

Cash flows from continuing investing activities:
Purchase of property and equipment	(804)	(321)
Capitalized software	(61)	(59)
Proceeds from the disposition of discontinued operations	1,047	-
Repurchase of accounts receivable	(1,141)	-
Proceeds from the sale of repurchased accounts receivable	1,323	-
Proceeds from hurricane insurance claim	7	-
Proceeds from the sale of non-proprietary accounts receivable	-	1,388
Acquisition of The May Department Stores Company, net of cash acquired	-	(5,339)
Increase in non-proprietary accounts receivable	-	(131)
Disposition of property and equipment	494	16
Net cash provided (used) by continuing investing activities	865	(4,446)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	39 Weeks Ended October 28, 2006	39 Weeks Ended October 28, 2005
Cash flows from continuing financing activities:
Debt issued	46	4,580
Financing costs	(1)	(2)
Debt repaid	(1,521)	(3,338)
Dividends paid	(208)	(89)
Increase in outstanding checks	105	90
Acquisition of treasury stock	(1,118)	(7)
Issuance of common stock	352	250
Net cash provided (used) by continuing financing activities	(2,345)	1,484

Net cash provided (used) by continuing operations	491	(646)

Net cash provided by discontinued operating activities	79	10
Net cash used by discontinued investing activities	(78)	(7)
Net cash provided by discontinued financing activities	31	44
Net cash provided by discontinued operations	32	47

Net increase (decrease) in cash and cash equivalents	523	(599)
Cash and cash equivalents at beginning of period	248	868

Cash and cash equivalents at end of period	$ 771	$ 269

Notes:

1.     Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

2.     Stock-based compensation consists of compensation expense for restricted stock grants, stock credit plans and stock options.